Exhibit 99.1

Vertiv Announces Successful Completion of Term Loan Repricing

December/13/2023

COLUMBUS, Ohio—(BUSINESS WIRE)— Vertiv Holdings Co (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today announced the completion of the repricing of Vertiv Group Corporation’s, a subsidiary of Vertiv Holdings Co, existing seven-year $2.1 billion Term Loan. The repricing reduces the interest on the Term Loan by 25 basis points to Term SOFR + 250 basis points, resulting in interest savings of approximately $5.3 million per year.

About Vertiv Holdings Co

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Forward-Looking Statements

This release contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding Vertiv’s interest expense. This statement is only a prediction. Actual events or results may differ materially from those in the forward-looking statement set forth herein. Readers are referred to Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Category: Financial News

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on businesswire.com: https://www.businesswire.com/news/home/2021031000 5974/en/

For investor inquiries, please contact:

Lynne Maxeiner

Vice President, Global Treasury & Investor Relations

Vertiv

T +1 614-841-6776

E: Lynne.Maxeiner@Vertiv.com

For media inquiries, please contact:

Sara Steindorf

FleishmanHillard for Vertiv

T +1 314-982-1725

E Sara.Steindorf@fleishman.com

Source: Vertiv Holdings Co